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                   Amendment to NASL Distribution Agreement
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Section 3 of the Distribution Agreement, dated as of January 1, 1996, between
NASL Financial Services, Inc. (the "Distributor") and North American Funds is hereby amended to provide that the Distributor is entitled to all distribution fees and contingent deferred sales charges payable in respect of assets attributable to shares of the Funds sold during the term of such agreement and restated in its entirety as follows:

"3.  Sales Charges.
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        (a) The Distributor shall have the right to  receive the sales charges
(including without limitation contingent deferred sales charges) in respect of Shares (i) sold during the term of this Agreement or any continuation hereof
(ii) later issued in connection with reinvestment of dividends (whether ordinary, capital gain or tax-exempt dividends, or return of capital) paid in respect of Shares described in clause (i) or this clause (ii), (iii) later acquired by a holder of Shares described in clause (i) or clause (ii) upon a free exchange of such Shares for shares of another Fund and (iv) later issued in connection with reinvestment of dividends paid in respect of Shares described in clause (iii) (collectively, "Former Distributor Shares"), in each case under the circumstances and upon the terms and conditions and in the amounts set forth in the Trust's prospectus at the time of the sale.

        (b) So long as the Trust's Distribution Plans pursuant to Rule 12b-1 under the Investment Company Act remain in effect, the Distributor shall have the right to receive all amounts payable under such Distribution Plans with respect to assets attributable to Former Distributor Shares.

        (c) The sales charges referred to in Section 3(a) above and the amounts payable under the Trust's Distribution Plans pursuant to Rule 12b-1 referred to in Section 3(b) above are referred to herein collectively as "Distribution Fees."

        (d) The Distributor may transfer its right to receive Distribution Fees (but not its obligations under this Agreement), and such transfer shall be effective upon written notice from the Distributor to the Trust. In connection with the foregoing, the Trust is authorized to pay all or a part of the Distribution Fees directly to such transferee of the Distributor.

        (e) The right of the Distributor to receive Distribution Fees with respect to Former Distributor Shares shall survive the termination of this Agreement."

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EXECUTED as of this 30th day of September, 1997.
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North American Funds

by:  /s/ J M Scott
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Manufacturers Securities Services, LLC

by:  North American Security Life Insurance Company,
     Managing Member

by:  /s/ [SIGNITURE APPEARS HERE]
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by:  /s/ [SIGNITURE APPEARS HERE]
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